News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935

IRWIN FINANCIAL CORPORATION ANNOUNCES

SALE OF COMMON STOCK

(Columbus, IN, February 15, 2002) Irwin Financial Corporation (NYSE: IFC)- today announced the sale of 5.4 million shares of common stock to an underwriting syndicate led by Keefe, Bryuette & Woods, Inc. and Stifel Nicolaus & Company, Inc. at a price of $14.15 per share. An additional 810 thousand shares are subject to an underwriters' overallotment option.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Capital Holdings, and Irwin Ventures LLC -- provides a broad range of consumer and commercial financial services in selected markets nationwide.